Exhibit 99.1

Contacts:
Patrick Machado	Anne Bowdidge
Chief Business & Financial Officer	Sr. Director, Investor Relations
(415) 829-4101	(650) 218-6900

MEDIVATION REPORTS FOURTH QUARTER AND YEAR-END 2013 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

—$126.1 Million in Fourth Quarter U.S. Net Sales of XTANDI—

—$392.4 Million in 2013 Full-Year U.S. Net Sales of XTANDI—

—Conference Call Today at 4:30 p.m. Eastern Time—

San Francisco, CA – February 27, 2014 – Medivation, Inc. (Nasdaq: MDVN) today provided a corporate update and reported its financial results for the fourth quarter and year ended December 31, 2013. U.S. net sales of XTANDI® (enzalutamide) capsules for the quarter, as reported by Astellas Pharma Inc., were $126.1 million. U.S. net sales for the full year 2013, as reported by Astellas, were $392.4 million. Ex-U.S. net sales of XTANDI for the quarter, as reported by Astellas, were $35.8 million. Ex-U.S. net sales, as reported by Astellas, for the full year 2013 were $52.8 million.

“2013 was an extremely productive year for Medivation. In addition to the excellent commercial performance from XTANDI in mCRPC patients post chemotherapy, the year was highlighted by the statistically significant results from the Phase 3 PREVAIL study as well as the initiation and continued enrollment in numerous ongoing clinical studies evaluating enzalutamide in pre-chemotherapy CRPC patients, including both metastatic and non-metastatic disease, and also in breast cancer,” said David Hung, M.D., president and chief executive officer of Medivation. “Looking ahead, we remain focused on continued value creation for our shareholders, driving meaningful innovation and rapidly pursuing the most attractive business opportunities strategically and cost-effectively.”

Recent Developments

XTANDI® (enzalutamide) capsules

•	U.S. net sales of XTANDI were $126.1 million in the fourth quarter and $392.4 million for the full year 2013. XTANDI was approved by the U.S. Food and Drug Administration for the treatment of patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously received docetaxel on August 31, 2012 and was made available for shipment on September 13, 2012. Medivation and Astellas are jointly responsible for commercialization and development of XTANDI in the U.S. and share equally in the costs (subject to certain exceptions), profits and losses arising from U.S. development and commercialization of XTANDI.

•	Ex-U.S. net sales of XTANDI were $35.8 million in the fourth quarter and $52.8 million for the full year 2013. XTANDI was granted marketing authorization in the European Union in June 2013.

Outside of the U.S., Astellas has responsibility for developing and commercializing XTANDI and pays Medivation a tiered royalty ranging from the low teens to the low twenties on aggregate net sales of XTANDI.

•	XTANDI is approved in more than 35 countries for the treatment of patients with mCRPC who have previously received docetaxel.

PREVAIL

•	Reported positive top-line results in October 2013 from the PREVAIL trial, a randomized, double-blind Phase 3 trial evaluating enzalutamide as compared to placebo in more than 1,700 pre-chemotherapy mCRPC patients. Given the overall survival benefit and the observed safety profile, the Independent Data Monitoring Committee considered the overall benefit-risk ratio to favor the enzalutamide arm and recommended unequivocally that patients receiving placebo be offered treatment with enzalutamide.

¡	Compared to placebo, enzalutamide demonstrated statistically significant reductions in both the risk of death (29% risk reduction; HR=0.71; p<0.0001) and the risk of radiographic progression or death (81% risk reduction; HR=0.19; p<0.0001). Benefit in overall survival was observed despite greater use of subsequent life-extending therapies in the placebo group (70%) compared to the enzalutamide group (40%).

•	Additional results from the PREVAIL trial were shared in a late-breaking oral presentation at the American Society of Clinical Oncology 2014 Genitourinary Cancers Symposium (ASCO GU) in January 2014. Enzalutamide achieved all of PREVAIL’s key secondary endpoints with strong statistical significance.

¡	Men taking enzalutamide experienced a 17-month delay in the time to initiation of chemotherapy compared with placebo (28.0 months versus 10.8 months; HR=0.35; p<0.0001).

¡	The majority of men (58.8%) with soft tissue metastatic disease treated with enzalutamide versus 5% of patients treated with placebo had objective responses (complete responses or partial responses) including complete responses in 19.7% of enzalutamide patients compared with 1% of placebo patients.

¡	Enzalutamide extended the median time to PSA progression from 2.8 months (placebo) to 11.2 months (HR=0.169; p< 0.0001).

¡	Nearly 4 out of 5 patients in the enzalutamide group experienced a PSA decline of 50% or more, compared to less than 4% in the placebo group (78% vs. 3.5%; p<0.0001).

¡	The median times to deterioration in a measure of prostate cancer-specific quality of life, the Functional Assessment of Cancer Therapy-Prostate, or FACT-P, were 11.3 months for the enzalutamide-treated patients and 5.6 months for the placebo patients (HR=0.625, p<0.0001).

¡	The median treatment duration for enzalutamide was more than 3 times longer than for placebo (16.6 versus 4.6 months).

¡	Common side effects occurring during treatment and more common in the enzalutamide treated men included fatigue, back pain, constipation and arthralgia. Hypertension was observed in 13.4% of enzalutamide versus 4.1% of placebo-treated patients. Grade 3 or greater adverse events were observed in 42.9% of enzalutamide-treated versus 37.1% of placebo-treated patients. Investigators reported zero seizures in the enzalutamide-treated group and one in the placebo group prior to the data cutoff date. One seizure was reported in the enzalutamide group after the data cutoff date.

¡	Regulatory applications are expected to be submitted to the U.S. Food and Drug Administration and European Medicines Agency in early 2014.

Enzalutamide Clinical Development Program

•	Initiated the Phase 3 PROSPER trial in December 2013 evaluating the safety and efficacy of enzalutamide in approximately 1,500 patients with non-metastatic CRPC. PROSPER will enroll a high-risk subgroup of patients with prostate cancer who are progressing despite androgen deprivation therapy, but who are asymptomatic with no prior or present evidence of metastatic disease. The primary endpoint of the trial is metastasis-free survival.

•	Advanced the development program comparing enzalutamide’s effects on progression-free-survival when compared head-to-head versus bicalutamide, the most commonly used anti-androgen, in men who have progressed following medical castration with LHRH analog therapy or surgical castration.

¡	Completed patient enrollment in the TERRAIN trial in July 2013, which enrolled approximately 370 men with mCRPC disease primarily in Europe; and

¡	Continued patient enrollment in the STRIVE trial, which is enrolling approximately 400 men with either metastatic or non-metastatic disease primarily in the U.S.

•	Initiated the Phase 4 PLATO trial in November 2013 evaluating the efficacy and safety of continued treatment with enzalutamide plus abiraterone acetate and prednisone as compared to treatment with abiraterone acetate and prednisone alone in patients with pre-chemotherapy mCRPC whose disease has progressed following enzalutamide therapy. The purpose of the trial is to help determine the potential clinical benefit of continuing androgen receptor signaling inhibition with enzalutamide treatment and adding an additional therapy in patients with pre-chemotherapy mCRPC. The global randomized, double-blind, placebo-controlled trial is designed to enroll approximately 500 chemotherapy-naïve patients with mCRPC. The primary endpoint of the trial is progression-free survival.

Enzalutamide in Breast Cancer

•	Initiated a Phase 2 clinical trial in December 2013 evaluating enzalutamide in combination with exemestane in women with advanced breast cancer that is estrogen receptor positive (ER+) or progesterone receptor positive (PgR+) and human epidermal growth factor 2, or HER2 normal. The Phase 2 randomized, double-blind, placebo controlled, multicenter trial plans to enroll approximately 240 patients in two parallel cohorts of 120 patients each. The first cohort will enroll patients who have not previously received hormonal treatment for advanced breast cancer. The second cohort will enroll patients who have previously progressed following one hormonal treatment for advanced disease. The primary endpoint of the trial is progression free survival in all patients and in the subset of patients whose tumor expresses the androgen receptor.

•	Continued patient enrollment in a Phase 2 clinical trial evaluating enzalutamide as a single agent for the treatment of advanced, androgen receptor positive (AR+), triple-negative breast cancer, or TNBC. TNBC is a type of cancer which is not driven by the three most commonly targeted receptors in breast cancer: estrogen, progesterone and HER2. The Phase 2 open label, single-arm, multicenter trial plans to enroll approximately 80 patients with AR+, TNBC at sites in the United States, Canada and Europe. The primary endpoint of the trial is clinical benefit rate, defined as the proportion of patients with a best response of complete response, partial response or stable disease at > 16 weeks.

Fourth Quarter and Year-End 2013 Financial Results

XTANDI U.S. net sales for the fourth quarter and year end 2013, as reported by Astellas, were $126.1 million and $392.4 million, respectively, compared to $57.4 million and $71.5 million, respectively, in the prior year periods. U.S. net sales of XTANDI for the year ended December 31, 2012, represented sales during the period from commercial launch on September 13, 2012 through December 31, 2012.

Ex-U.S. net sales of XTANDI for the fourth quarter and full year 2013, as reported by Astellas, were $35.8 million and $52.8 million, respectively. XTANDI was granted marketing authorization in the European Union in June 2013.

Medivation’s collaboration revenue was $96.6 million for the fourth quarter and $272.9 million for the full year 2013, compared to $37.2 million and $181.7 million, respectively, for the same periods in 2012. Medivation’s collaboration revenue consists of three components: collaboration revenue attributable to U.S. XTANDI net sales, collaboration revenue attributable to ex-U.S. XTANDI net sales and collaboration revenue attributable to up-front and development milestone payments.

Total operating expenses for the quarter and year ended December 31, 2013, were $88.6 million, and $295.2 million, respectively, compared with total operating expenses of $63.9 million and $207.9 million, respectively, for the same periods in 2012. These figures include non-cash stock-based compensation expense of $11.5 million and $37.1 million for the quarter and year ended December 31, 2013, respectively, compared with $6.2 million and $23.7 million, respectively, for the same periods in 2012.

Medivation reported net income of $2.8 million, or $0.03 per diluted share, for the quarter ended December 31, 2013, compared with a net loss of $31.7 million, or $0.43 per diluted share, for the same period in 2012. Medivation reported a net loss of $42.6 million, or $0.57 per diluted share, for the full year 2013, compared to a net loss of $41.3 million, or $0.56 per diluted share, for the full year 2012

At December 31, 2013, cash, cash equivalents and short-term investments totaled $228.8 million, compared with $296.2 million at December 31, 2012.

2014 Financial Outlook

For the full year 2014, Medivation expects U.S. net sales of XTANDI to be between $500 million and $535 million and expects to receive approximately $212 million in development milestone payments from Astellas. Medivation expects 2014 total operating expenses, net of cost-sharing payments from Astellas, to be between $460 million and $485 million, approximately $57 million of which consists of non-cash stock-based compensation expense and excludes the cost of any in-licensing opportunities we may elect to pursue.

Conference Call Information

To participate by telephone in today’s live call beginning at 4:30 p.m. Eastern Time, please call 877-303-2523 from the U.S. or +1-253-237-1755 internationally. Individuals may access the live audio webcast by visiting http://investors.medivation.com/events.cfm. A replay of the webcast will be available on the Company’s website for a limited time following the live event.

About XTANDI® (enzalutamide) capsules

XTANDI was approved by the FDA on August 31, 2012 and is indicated for the treatment of patients with metastatic castration-resistant prostate cancer (mCRPC) who have previously received docetaxel.

Important Safety Information for XTANDI from the Approved Prescribing Information

Contraindications- XTANDI can cause fetal harm when administered to a pregnant woman based on its mechanism of action. XTANDI is not indicated for use in women. XTANDI is contraindicated in women who are or may become pregnant.

Warnings and Precautions- In the randomized clinical trial, seizure occurred in 0.9% of patients on XTANDI. No patients on the placebo arm experienced seizure. Patients experiencing a seizure were permanently discontinued from therapy. All seizures resolved. Patients with a history of seizure, taking medications known to decrease the seizure threshold, or with other risk factors for seizure were excluded from the clinical trial. Because of the risk of seizure associated with XTANDI use, patients should be advised of the risk of engaging in any activity where sudden loss of consciousness could cause serious harm to themselves or others.

Adverse Reactions- The most common adverse drug reactions (≥ 5%) reported in patients receiving XTANDI in the randomized clinical trial were asthenia/fatigue, back pain, diarrhea, arthralgia, hot flush, peripheral edema, musculoskeletal pain, headache, upper respiratory infection, muscular weakness, dizziness, insomnia, lower respiratory infection, spinal cord compression and cauda equina syndrome, hematuria, paresthesia, anxiety, and hypertension. Grade 1-4 neutropenia occurred in 15% of XTANDI patients (1% Grade 3-4) and in 6% on placebo (no Grade 3-4). Grade 1-4 elevations in bilirubin occurred in 3% of XTANDI patients and 2% on placebo. One percent of XTANDI patients compared to 0.3% on placebo died from infections or sepsis. Falls or injuries related to falls occurred in 4.6% of XTANDI patients vs 1.3% on placebo. Falls were not associated with loss of consciousness or seizure. Fall-related injuries were more severe in XTANDI patients and included non-pathologic fractures, joint injuries, and hematomas. Grade 1 or 2 hallucinations occurred in 1.6% of XTANDI patients and 0.3% on placebo, with the majority on opioid-containing medications at the time of the event.

Drug Interactions- Effect of Other Drugs on XTANDI: Administration of strong CYP2C8 inhibitors can increase the plasma exposure to XTANDI. Co-administration of XTANDI with strong CYP2C8 inhibitors should be avoided if possible. If co-administration of XTANDI cannot be avoided, reduce the dose of XTANDI. Co-administration of XTANDI with strong or moderate CYP3A4 and CYP2C8 inducers can alter the plasma exposure of XTANDI and should be avoided if possible.

Effect of XTANDI on Other Drugs: XTANDI is a strong CYP3A4 inducer and a moderate CYP2C9 and CYP2C19 inducer in humans. Avoid CYP3A4, CYP2C9 and CYP2C19 substrates with a narrow therapeutic index, as XTANDI may decrease the plasma exposures of these drugs. If XTANDI is co-administered with warfarin (CYP2C9 substrate), conduct additional INR monitoring.

Please visit www.XtandiHCP.com for full Prescribing Information for XTANDI® (enzalutamide) capsules.

About the Medivation/Astellas Collaboration

In October 2009, Medivation and Astellas entered into a global agreement to jointly develop and commercialize enzalutamide. The companies are collaborating on a comprehensive development program that includes studies to develop enzalutamide across the full spectrum of advanced prostate cancer as well as advanced breast cancer. The companies jointly commercialize XTANDI in the United States and Astellas will have responsibility for manufacturing and all additional regulatory filings globally, as well as commercializing XTANDI outside the United States.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel therapies to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their families. For more information, please visit us at http://www.medivation.com.

Forward-Looking Statements

The statements in this press release under the caption “2014 Financial Outlook” are forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation: risks related to the timing, progress and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of the commercialization of XTANDI or some or all of Medivation’s product development activities; Medivation’s dependence on the efforts of and funding by Astellas for the commercialization of XTANDI; the risk of unanticipated expenditures or liabilities; and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, or SEC, including its annual report on Form 10-K for the year ended December 31, 2013, which was filed on February 27, 2014 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

MEDIVATION, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$228,788	$71,301
Short-term investments	—	224,939
Receivable from collaboration partner	107,210	35,458
Restricted cash	—	343
Prepaid expenses and other current assets	17,981	12,175

Total current assets	353,979	344,216
Property and equipment, net	17,035	13,262
Restricted cash, net of current	9,899	8,843
Other non-current assets	11,737	5,545

Total assets	$392,650	$371,866

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued expenses and other current liabilities	$78,758	$51,024
Deferred revenue	16,931	33,862

Total current liabilities	95,689	84,886
Convertible Notes, net of unamortized discount of $50,336 and $62,743 at
December 31, 2013 and 2012, respectively	208,414	196,007
Deferred revenue, net of current	—	8,465
Other non-current liabilities	11,600	8,863

Total liabilities	315,703	298,221
Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 170,000,000 shares authorized; 75,803,020 and 74,774,939 shares issued and outstanding at December 31, 2013 and 2012, respectively	758	748
Additional paid-in capital	410,350	364,412
Accumulated other comprehensive income	—	33
Accumulated deficit	(334,161)	(291,548)

Total stockholders’ equity	76,947	73,645

Total liabilities and stockholders’ equity	$392,650	$371,866

MEDIVATION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Collaboration revenue	$96,612	$37,161	$272,942	$181,696
Operating expenses:
Research and development expenses	37,102	22,003	118,952	95,628
Selling, general and administrative expenses	51,485	41,913	176,231	112,282

Total operating expenses	88,587	63,916	295,183	207,910

Income (loss) from operations	8,025	(26,755)	(22,241)	(26,214)
Other income (expense), net:
Interest expense	(5,214)	(4,872)	(20,249)	(14,985)
Interest income	27	89	193	229
Other expense, net	(78)	(111)	(201)	(280)

Total other income (expense), net	(5,265)	(4,894)	(20,257)	(15,036)

Net income (loss) before income tax benefit (expense)	2,760	(31,649)	(42,498)	(41,250)
Income tax benefit (expense)	8	(11)	(115)	(7)

Net income (loss)	$2,768	$(31,660)	$(42,613)	$(41,257)

Basic net income (loss) per common share	$0.04	$(0.43)	$(0.57)	$(0.56)

Diluted net income (loss) per common share	$0.03	$(0.43)	$(0.57)	$(0.56)

Weighted average common shares used in the calculation of basic net income (loss) per common share	75,560	74,489	75,165	73,480

Weighted average common shares used in the calculation of diluted net income (loss) per common share	79,912	74,489	75,165	73,480